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           INFINITY PROPERTY AND CASUALTY CORPORATION AND SUBSIDIARIES

    EXHIBIT 12 - COMPUTATION OF PRO FORMA RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                   Nine Months
                                                         ended     Year ended
                                                       9/30/02           2001
Pro forma operating earnings (loss) before
 income taxes                                          $34,000       $ (6,200)

Fixed charges:
  Interest expense                                      11,475         15,300
  One-third of rentals                                   3,525          4,700
                                                       -------        -------
EARNINGS                                               $49,000        $13,800
                                                       =======        =======

Fixed charges:
  Interest expense                                     $11,475        $15,300
  One-third of rentals                                   3,525          4,700
                                                       -------        -------
FIXED CHARGES                                          $15,000        $20,000
                                                       =======        =======


Pro Forma Ratio of Earnings to Fixed Charges               3.3             --
                                                       =======        =======
Earnings sufficient (insufficient) to cover
 Fixed Charges                                         $34,000        $(6,200)
                                                       =======        =======
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